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                                                           Exhibit 99.a(1)(vii)
                         LETTER TO PEAK TrENDS HOLDERS

                                April 13, 2001

To Holders of the Peak TrENDS:

   We are pleased to inform you that Peak International Limited, a Bermuda corporation (the "Company") is offering to purchase 1,800,000 Trust Enhanced Dividend Securities of the Peak TrENDS Trust, a Delaware trust (the "TrENDS"), through a tender offer at a price not greater than $6.50 nor less than $5.50 for each of the TrENDS.

   The price at which the Company will purchase the TrENDS will be determined through a modified "Dutch Auction." This procedure allows you to select the price not greater than $6.50 nor less than $5.50 at which you are willing to sell your TrENDS to us. Based upon the number of TrENDS tendered and the prices specified by the tendering holders of TrENDS, we will determine a price for each of the TrENDS within such price range that will allow us to buy 1,800,000 TrENDS (or such lesser number of TrENDS as are validly tendered). All of the TrENDS that are validly tendered at prices at or below that purchase price will, subject to possible proration, be purchased at that purchase price, net to the selling holders of TrENDS. All other TrENDS which have been tendered and not purchased will be returned. The tender offer is not conditioned on any minimum number of TrENDS being tendered.

   The tender offer provides holders of TrENDS with the opportunity to sell for cash without the usual transaction costs and, in the case of those holders who own less than 100 TrENDS, without incurring any applicable odd lot discounts.

   The tender offer is explained in detail in the enclosed Offer to Purchase and Letter of Transmittal. If you wish to tender your holders of TrENDS, detailed instructions on how to tender your TrENDS are also in the enclosed materials. We encourage you to read these materials carefully before making any decision with respect to the tender offer. Neither the Company nor its Board of Directors makes any recommendation to any holder of TrENDS as to whether to tender or refrain from tendering TrENDS.

   Please note that the tender offer is scheduled to expire at 11:59 p.m., New York City time, on May 10, 2001, unless extended by the Company. Questions regarding the tender offer may be directed to Mellon Investor Services LLC, the Information Agent, at 44 Wall Street, 7th Floor, New York, NY 10005; toll free: (888) 213-0882, toll collect: (201) 373-5614.

                                          Sincerely,

                                          /s/ Calvin Reed
                                          _____________________________________
                                          Calvin Reed
                                          President and Chief Executive
                                          Officer of Peak International
                                          Limited